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                                                                EXHIBIT 4(C)


                                 PACIFICORP
                            DIVIDEND REINVESTMENT
                                     AND
                             STOCK PURCHASE PLAN


Purpose
_______

            The purpose of the Dividend Reinvestment and Stock Purchase Plan ("Plan") of PacifiCorp ("Company") is to provide holders of the Company's Common Stock ("Common Stock"), and its 5% Preferred Stock, Serial Preferred Stock or No Par Serial Preferred Stock (collectively, "Preferred Stock") and employees of the Company with a convenient way of reinvesting cash dividends and investing optional cash payments in shares of the Company's Common Stock. Under the Plan, holders of Common Stock may reinvest cash dividends on all or a portion of their shares of Common Stock in shares of Common Stock. Holders of Preferred Stock may reinvest cash dividends on all or a portion of their preferred shares in shares of Common Stock, but not in additional shares of Preferred Stock. Employees of the Company may make optional cash payments through payroll deduction. Participants in the Plan may elect to deposit shares of Common Stock and Preferred Stock into their Plan accounts for safekeeping and cash dividends paid on such securities will be automatically reinvested in shares of Common Stock. The shares of Common Stock purchased under the Plan with reinvested cash dividends and optional cash payments will, at the election of the Company, be newly issued shares, shares purchased in the market by an independent agent, or any combination of the foregoing. Net proceeds from the sale by the Company of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

Administration
______________

            The Company, or at its sole option its duly appointed agent, shall act as the "Administrator" of the Plan. The Administrator shall administer the Plan for Participants (as defined below), maintain records, send statements of account to Participants and perform other duties relating to the Plan. The Company, or at its sole option its duly appointed agent, shall act as custodian (the "Custodian") to hold shares acquired under the Plan and shares deposited into the Plan for the account of Participants and to act for Participants in delivering shares held under the Plan to the stock transfer agent and registrar for reissuance to Participants upon withdrawal of shares or termination of participation in the Plan.

            The Company shall appoint an independent agent (the "Agent") to act for Participants in making purchases of shares of Common Stock for their Plan account in the market, if shares are to be purchased in the market, and to act for
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Participants in making sales of shares of Common Stock in the market for their account, if so requested by Participants with accounts holding less than 100 whole shares in their notice terminating participation in the Plan.

Participation - Dividends
_________________________

            Holders of record of the Company's Common Stock, or Preferred Stock, or both, are eligible to participate in the dividend reinvestment portion of the Plan with respect to the shares so held and become plan "Participants." Employees who are not shareholders may enroll in the Plan through the optional cash payment portion of the Plan and will thereby become "Participants." Owners of the Company's stock whose shares are registered in the name of an Individual Retirement Account custodian may also become Participants through appropriate arrangements with the Administrator. Any other owners of the Company's stock must first become holders of record by having those shares transferred into their own names in order to participate in the dividend reinvestment portion of the Plan with respect to the shares so held.

            An eligible shareholder may join the Plan at any time by signing and returning an Authorization to Participate. The fact that dividends are reinvested does not relieve Participants of any liability for taxes that may be otherwise payable on such dividends.

            Those shareholders who do not wish to participate in the Plan will receive all cash dividends as declared and paid, by check or such other means as are approved from time to time by the Company.

            If an Authorization to Participate specifying reinvestment of dividends is received by the Administrator on or before the record date established for the payment of a particular dividend, reinvestment will commence with that dividend payment. "Dividend Payment Dates" normally are February 15, May 15, August 15 and November 15 of each year. The record date normally precedes the Dividend Payment Date by 15 to 30 days. If the Authorization to Participate is received by the Administrator after the record date established for the payment of a particular dividend, then the reinvestment of dividends will not begin until the Dividend Payment Date following the next record date. For example, in order to invest all or a portion of a quarterly dividend payable May 15, an Authorization to Participate would have to be received by the Administrator no later than the record date set for that dividend, normally between April 15 and April
30. If the Authorization to Participate were received after the record date, the dividend payable May 15 would be paid by check or other approved means, and the reinvestment of dividends under the Plan would begin with the next Dividend Payment Date, i.e., August 15.
                                ____

            By checking the appropriate box or boxes on the Authorization to Participate, a Participant may elect to reinvest the dividends paid on all or any portion

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of the shares of the Company's Common Stock or Preferred Stock or both held in the name of the Participant (i.e., outside of the Plan).
                                ____

            Dividends paid on all shares of Common Stock purchased with reinvested dividends under the Plan and dividends paid on all shares of Common Stock and Preferred Stock deposited by a Participant into the Plan for safekeeping are automatically reinvested. If dividends on only a portion of the Company's Common Stock or Preferred Stock or both held outside of the Plan are to be reinvested, the Participant will receive the cash dividends that are not to be reinvested by check or other approved means. A Participant may also elect to make optional cash payments from time to time, whether or not the Participant elects to reinvest cash dividends on shares of the Company's Common Stock or Preferred Stock held outside the Plan. Employees who acquire shares held outside of the Plan after enrolling in the Plan through the optional cash payment portion of the Plan must execute a separate Authorization to Participate in order to provide for the reinvestment of dividends on shares of the Company's Common Stock or Preferred Stock held outside the Plan.

Participation - Optional Cash Payments
______________________________________

            Any Participant may make optional cash payments from time to time. Other beneficial owners of the Company's Common Stock, or Preferred Stock, or both, may also make optional cash payments under the Plan and become "Participants" if they provide appropriate evidence of such ownership to the Administrator and complete an Authorization to Participate. Employees of the Company who are not shareholders at the time they enroll in the Plan may become Participants in the Plan by executing an Authorization to Participate and may make optional cash payments by submitting an Employee Payroll Deduction Request to the Company's Payroll Department or by sending cash payments to the Administrator with a letter of instruction to invest such a payment. Such optional cash payments will be invested in shares of the Company's Common Stock in accordance with the Plan.

            Optional cash payments may be made at any time and from time to time in varying amounts; each payment must be at least $25 per payment and may not exceed a total of $25,000 per Quarter. A "Quarter" is the period of time from one Dividend Payment Date up to the next Dividend Payment Date. Optional cash payments may be made by remitting such payment to the Administrator with an Authorization to Participate or with a letter of instructions to invest such payment. After receipt of the first statement of account, cash payments should be accompanied by the optional cash payment form attached to such statement.

            The Employee Payroll Deduction Request authorizes the Company to make payroll deductions of not less than $25 per semi-monthly pay period nor more than $25,000 per quarter and to use such deductions for the purchase of shares of the Company's Common Stock pursuant to the Plan. Amounts deducted from an employee's pay on a
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payroll deduction date that coincides with an Investment Date will be invested on that date. Amounts deducted from an employee's pay on a payroll deduction date other than an Investment Date will be accumulated and invested on the next Investment Date. Employees may, at any time, increase or decrease, within the above limits, the amount of such deductions by submitting a new Payroll Deduction Request to the Company's Payroll Department and any such increase or decrease will be effective with the pay period following receipt by the Company's Payroll Department of such notice. Payroll deduction authorizations previously executed by employees will remain in effect unless the Company's Payroll Department is otherwise notified by the Participant and any cancellation of a payroll deduction authorization will be effective with the pay period following receipt by the Company's Payroll Department of such notice. Employees may also make optional cash payments in the same manner as other Participants; provided, however, that the total amount of payroll deductions and additional optional cash payments may not exceed $25,000 in any quarter.

            Optional cash payments received by the Administrator on or before the close of business on an Investment Date will be invested on that Investment Date, if shares are purchased directly from the Company, or as promptly as possible thereafter, if shares are acquired in the market. The "Investment Date" is the 15th day of each month except that in any month in which there is a payment of dividends on the Company's Common Stock or Preferred Stock, the Investment Date shall be the Dividend Payment Date.
No interest will be paid by the Company on optional cash payments, including accrued payroll deductions.

            In order to invest an optional cash payment on an Investment Date, a completed Authorization to Participate must be either on file with the Administrator or received by the Administrator on or before the close of business on that Investment Date.

            If the Company elects not to sell shares on an Investment Date that occurs in a record date month for dividends, market purchases by the Agent for the Participants will normally be made when the Common Stock is traded ex-dividend. This means that Participants will normally not receive
                     ______________________________________________________
such dividends on the shares so purchased.
_________________________________________

            The Administrator will refund an optional cash payment that has not been invested if a Participant's written request for refund is received by the Administrator prior to an Investment Date.

            The Company reserves the right, without prior notice to Participants, to suspend, modify or eliminate the optional cash payment feature of the Plan. If the optional cash feature is suspended or eliminated, any optional cash payments held or received by the Company on or after the effective date of such suspension or elimination will be returned to Participants without interest.
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Automatic Reinvestment of Dividends on Plan Shares
and Subsequent Purchases or Dispositions of Stock
__________________________________________________

            As the record holder for Participants in the Plan, the Custodian or its nominee receives dividends on the Dividend Payment Date for all shares of Common Stock or Preferred Stock held under the Plan as of the dividend record date. Such dividends are automatically reinvested in additional shares of Common Stock, either through the acquisition by the Plan of newly issued shares or through purchases by the Agent in the market, and the Administrator credits such dividends to the Participants' accounts on the basis of the full shares and fractions of shares held thereunder.

            If a Participant desires to discontinue reinvestment of dividends on all or a portion of shares of Common Stock or Preferred Stock held under the Plan in a Participant's account, the Participant may withdraw any whole number of said shares from the Plan and be issued certificates therefor (see "Withdrawal of Plan Shares" below for detailed information regarding this action) or, in the event of termination of participation in the Plan by a Participant whose account contains less than 100 whole shares of Common Stock, may direct the Administrator to instruct the Agent to sell all said whole shares for such Participant's account (see "Termination" below).

            Cash dividends on all shares of Common Stock purchased and held under the Plan in the account of a Participant and all shares of Common Stock and Preferred Stock deposited into the account of a Participant and held under the Plan will be automatically reinvested in additional shares of Common Stock.

            Cash dividends on shares of Common Stock or Preferred Stock, or both, purchased by a Participant outside of the Plan subsequent to the filing of an Authorization to Participate will be reinvested under the Plan only if the Participant has elected to have the dividends on all previously owned shares of Common Stock, or Preferred Stock, or both reinvested under the Plan or if the Participant elects, by notice to the Administrator, to have the dividends on all or any portion of the newly purchased shares reinvested under the Plan.

            If a Participant has elected to reinvest the dividends on all or a portion of the shares of Common Stock or Preferred Stock held outside the Plan and subsequently disposes of a portion of the shares held, unless the Administrator is otherwise notified, dividends will continue to be reinvested on the number of shares indicated on the Authorization to Participate, or on the balance of the shares held by the Participant, whichever is less.

Costs
_____

            Participants will incur no administrative charge in connection with transactions under the Plan. Participants will generally incur no brokerage commissions on purchases of newly issued shares of Common Stock under the Plan,
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but for purchases of newly issued shares for which the Company has made corresponding purchases will be charged an amount equal to $0.10 per share. If shares are purchased by the Agent in market transactions, all brokerage commissions, service charges and costs relating to the purchase will be charged to Participants. As described under "Termination" below, a Participant may also incur brokerage commissions and other expenses upon the sale by the Agent of shares for such Participant's account.

Purchases and Price of Shares
_____________________________

            Unless the Company makes the election specified in the next succeeding sentence, the Plan will acquire shares for Participants by purchasing from the Company shares of Common Stock (for which the Company may have made, at its election, corresponding purchases of Common Stock in the market or otherwise) at a price equal to the average of the daily high and low sale prices of the Common Stock as reported in The Wall Street Journal report of NYSE-Composite Transactions, for each of the five New York Stock Exchange ("NYSE") trading days ending with the Investment Date as of which such purchase is made (or the next preceding day on which the Common Stock was traded on the NYSE, if it is not traded on the NYSE on the Investment Date). If prior to any Investment Date the Company shall determine that it will not sell shares of Common Stock to the Plan on such Investment Date, the funds to be invested will be delivered to the Agent for the purchase of Common Stock in the market. Purchases with respect to such Investment Date will be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, and may be on such terms as to price, delivery, and otherwise, as the Agent may determine. Upon completion of any purchases pursuant to the preceding sentence, the Agent will advise the Administrator of the number of shares of Common Stock acquired and the aggregate price paid therefor.

            Purchases of Common Stock from other than the Company will be made as promptly as possible on or after the Investment Date and may occur over such periods of time as are consistent with the provisions of the federal securities laws. If the Agent is unable to purchase shares in the market in respect of any Investment Date, or if such purchase is, in the opinion of the Company, otherwise inadvisable, the Company will pay or return to Participants the dividends and optional cash payments that otherwise would have been invested, without interest.

            Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amounts to be invested divided by the applicable purchase price. Shares will be allocated and credited to Participants' accounts as follows: (1) shares purchased from the Company will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Agent advises the Administrator of the aggregate number of shares purchased. Depending on the Company's election, Participants may be credited with
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authorized but unissued shares (for which corresponding purchases may or may not have been made) or shares purchased in market transactions or a combination thereof. In the event of any such combination of credited shares, the price of the shares and any related charges will be determined on a pro rata basis.

Reports to Participants
_______________________

            Each Participant in the Plan will receive a quarterly statement of account prepared as of each Dividend Payment Date, and Participants will also receive statements prepared as of other Investment Dates if they have made optional cash payments relating to those dates. These statements are a Participant's continuing record of the cost of such Participant's purchases and should be retained for income tax purposes.

Certificates for Shares of Common Stock and Preferred Stock
___________________________________________________________

            Shares of Common Stock purchased under the Plan will be registered in the name of the Custodian or its nominee, as custodian for Participants in the Plan.

            A Participant may elect to deposit shares of the Company's Common Stock or Preferred Stock registered in the Participant's name into the Participant's Plan account for safekeeping. Any lost certificates must be replaced before a Participant may deposit the shares represented by such certificates. Dividends on all shares deposited for safekeeping will be automatically reinvested. Certificates representing shares to be deposited for safekeeping should be sent, together with a completed Safekeeping Authorization Letter, by registered mail to the Custodian.

            Accounts under the Plan will be maintained in the names in which shares of stock of Participants are registered on the Company's records. In the case of employees who are not shareholders at the time they enroll in the Plan, accounts under the Plan will be maintained in the employee's name or in a joint tenancy registration which includes the employee's name. Certificates for whole shares will be similarly registered when issued to Participants.

            Shares credited to the account of a Participant under the Plan may not be pledged.

Discontinuation or Change of Election
_____________________________________

            A Participant may discontinue the reinvestment of dividends or change an election under the Plan by notice to the Administrator in writing to such effect. Notices received on or prior to any dividend record date will be effective to discontinue or modify dividend reinvestment as of the related Dividend Payment Date. Dividends on shares held under the Plan will continue to be reinvested until such shares are withdrawn from the Participant's account or is sold by the Agent for such Participant's account.
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            An employee may cancel the employee's payroll deduction at any time and remain in the Plan by sending a written request to the Company's Payroll Department. If an employee terminates the employee's employment with the Company, the employee will continue to participate in the Plan as a shareholder unless termination of participation in the Plan is requested by the employee in writing, which request must be delivered to the Plan Administrator. (See "Termination.")

Withdrawal of Plan Shares
_________________________

            Certificates for all or any number of the whole shares held under the Plan will be issued to a Participant upon the written request of such Participant.

            Any fraction of a share of Common Stock withdrawn will be liquidated at the average purchase price effective for shares purchased under the Plan for the Investment Date first preceding the day such withdrawal notice is received by the Administrator. A check for such liquidated amount together with certificates for whole shares of Common Stock and Preferred Stock held in the account of a Participant will be mailed directly to the withdrawing Participant by the Administrator.

            Certificates for fractions of shares will not be issued under any circumstances.

            If a Participant disposes of all shares of Company stock for which such Participant holds certificates, unless all shares held under the Plan are also withdrawn, dividends will continue to be reinvested on the shares held in such Participant's account.

Termination
___________

            Participation in the Plan may be terminated by a Participant at any time by written notice to the Administrator. Such notice will be effective upon receipt, except that if such notice is received on or after any dividend record date, settlement as to the Participant's portion, if any, of the dividend to be invested as of the related Dividend Payment Date need not be made until after completion of such investment on behalf of the Participant. An employee Participant's payroll deduction authorization will be cancelled effective with the pay period following receipt of notice by the Company's Payroll Department.

            Upon termination, a Participant will receive a certificate or certificates for the whole shares credited to or deposited in such Participant's account at the close of business on the date of receipt of the termination notice by the Administrator, unless, with respect to Participants whose accounts hold less than 100 whole shares of Common Stock, such Participant shall have specified sale of all of such whole

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shares in the notice of termination.  No sales of Common Stock will be made under the Plan on behalf of terminating Participants whose accounts contain 100 or more whole shares of Common Stock and no sales will be made of Preferred Stock held in a Participant's account. If sale of all whole shares for any account containing less than 100 whole shares of Common
Stock is specified in the notice of termination, such sale shall be made by the Agent as set forth below following receipt by the Agent from the Administrator of instructions to do so, and the proceeds of sale, less brokerage commissions and other expenses, if any, shall be paid to such Participant by the Administrator. (Such sale may, but need not, be made by purchase for investment under the Plan at the closing market price on the date of receipt of the termination notice.) Shares that are to be sold may be aggregated with those of other terminating Participants, in which case the proceeds to each terminating Participant will be based on the average sales price, less commissions and other expenses. With respect to any fractional share interest, cash will be paid in an amount determined by reference to the sales price to be paid to the Participant for whole shares or, if no shares are to be sold for the account of the Participant, in the same manner as hereinabove provided with respect to payments for fractional shares withdrawn from the Plan.

Voting
______

            Each Participant shall have the right and will be given the opportunity to direct the voting of all shares held under the Plan in the Participant's account on any matter submitted to a vote of the shareholders.

Addresses of Administrator and Custodian
________________________________________

            All Authorizations to Participate, optional cash payments, notices of withdrawal and other communications with the Administrator should be sent to the following address if the Company is acting as
Administrator:

                  PacifiCorp
                  Corporate Shareholder Services
                  Attention:  Dividend Reinvestment and Stock
                                Purchase Plan
                  700 N.E. Multnomah
                  Suite 700
                  Portland, Oregon  97232
Certificates representing shares of Common Stock and Preferred Stock to be deposited into the account of a Participant for safekeeping, Safekeeping Authorization Letters and other communications with the Custodian relating to certificate safekeeping should also be sent to the above address if the Company is acting as Custodian. If the Company has duly appointed an agent as Administrator or Custodian, such correspondence should be sent to the agent's applicable address.
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Responsibility of the Administrator
and Custodian Under the Plan
___________________________________

            The Company, the Administrator, if not the Company, and the Custodian, if not the Company, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death.

Foreign Shareholders Subject to
Income Tax Withholding
_______________________________

            Foreign persons, such as foreign corporations, trusts and estates and individuals who are not citizens or residents of the United States, whose dividends are subject to United States federal income tax withholding may elect to participate in the Plan. Dividends paid in respect of shares of foreign Participants will be reinvested in Common Stock in an amount equal to the dividends paid on the shares with respect to which reinvestment is to be made less the amount of tax required to be withheld, to the extent permitted by law. The regular statements of account confirming purchases made for such Participants will indicate the amount of tax withheld.

Interpretation and Regulation of the Plan
_________________________________________

            The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

Modification or Termination of Plan
___________________________________

            The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.

Effective Date
______________

            This amended PacifiCorp Dividend Reinvestment and Stock Purchase Plan shall be effective for all Investment Dates/Dividend Payment Dates after October 15, 1994.